Exhibit 10.1

Form of International Non-Qualified Stock Option Agreement (2014 Plan)

OM GROUP, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”), dated as of         , 201    , is by and between OM GROUP, INC. (the “Company”) and             (the “Participant”). All terms used in this Agreement with initial capital letters and not otherwise defined in this Agreement that are defined in the Company’s 2014 Equity and Incentive Compensation Plan (the “Plan”) shall have the meanings assigned to them in the Plan.

WHEREAS, the Company maintains the Plan for the purpose of attracting and retaining non-employee Directors, officers and other key executives and employee of the Company and its Subsidiaries and to provide to such persons incentives and rewards for performance;

WHEREAS, pursuant to the Plan, and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, this Agreement evidences and memorializes the Company’s grant to the Participant, effective as of             , 201    (the “Date of Grant”) of an Option Right (the “Option”) to purchase                     shares of Common Stock at an Option Price of $        per share, which represents at least the Market Value per Share on the Date of Grant (the “Option Exercise Price”); and

WHEREAS, the Option is intended to constitute a non-qualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.

NOW, THEREFORE, the Company and the Participant agree as follows:

Section 1. Normal Vesting and Exercise. Except as otherwise provided in Sections 2, 3, 4, 5, 6, 7 and 9, the Option will vest and become exercisable in substantially equal installments on each of the first      anniversaries of the Date of Grant if the Participant remains continuously employed by either the Company or any Subsidiary until such dates (such         -year period, the “Vesting Period”). For purposes of this Agreement, the continuous employment of the Participant with the Company or any Subsidiary will not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or any Subsidiary, by reason of the transfer of the Participant’s employment among the Company and its Subsidiaries. To the extent the Option is exercisable, it may be exercised in whole or in part.

Section 2. Accelerated Vesting and Exercisability Upon Death. If the Participant shall die while employed by the Company or any Subsidiary, to the extent that the Option has not previously been forfeited, the Option will fully vest and become fully exercisable, and the person entitled by will or the applicable laws of descent and distribution to exercise the Option on behalf of the Participant may exercise the Option for a period of three years following the Participant’s death or until the expiration of the stated term of the Option, whichever period is shorter.

Section 3. Accelerated Vesting and Exercisability in Connection with Disability. If the Participant ceases to be employed by the Company or any Subsidiary due to the Disability of the Participant, to the extent that the Option has not previously been forfeited, the Option will fully vest and become fully exercisable, and the Participant may exercise the Option for a period of three years following such date of the cessation of the Participant’s employment due to Disability or until the expiration of the stated term of the Option, whichever period is shorter. For purposes of this Agreement, the Participant shall be considered to have a “Disability” if the Participant has qualified for a long-term disability benefit under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program, and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.

Section 4. Accelerated Vesting and Exercisability Upon Retirement. If the Participant ceases to be employed by the Company or any Subsidiary due to the Participant’s retirement in accordance with any retirement plan or policy of the Company or any Subsidiary (“Retirement”), to the extent that the Option has not previously been forfeited, the Option will fully vest and become fully exercisable, and the Participant may exercise the Option for a period of five years following such Retirement or until the expiration of the stated term of the Option, whichever period is shorter.

Section 5. Exercisability Upon Death After Retirement or Termination due to Disability. If the Participant shall die following the cessation of employment with the Company or any Subsidiary, and such death occurs within the exercise period provided for in Section 3 or 4, as applicable, the Option will remain fully exercisable for the period set forth in the applicable Section 3 or 4, and the person entitled by will or the applicable laws of descent and distribution to exercise the Option on behalf of the Participant may exercise the Option during such applicable period or until the expiration of the stated term of the Option, whichever period is shorter.

Section 6. Accelerated Vesting in Connection With a Change in Control.

(a)

Upon a Change in Control occurring during the Vesting Period, if the Participant has been continuously employed by either the Company or any Subsidiary between the Date of Grant and the date of such Change in Control, to the extent that the Option has not previously been forfeited, the Option will fully vest and become fully exercisable, except to the extent that a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding Option (the “Replaced Award”). If the Participant is provided with a Replacement Award in connection with the Change in Control, then if, upon or after receiving the Replacement Award, the Participant’s employment with the Company or any Subsidiary (or any of their successors after the Change in Control) (as applicable, the “Successor”) is terminated by the Participant for Good Reason or by the Successor other than for Cause (excluding, for the avoidance of doubt, termination due to the Participant’s death, Disability, retirement or voluntary resignation), in each case within a period of two years after the Change in Control and during the Vesting Period, to the extent that the Replacement Award has not previously been forfeited, (i) the Replacement Award will become fully vested and immediately exercisable in full, and (ii) the Replacement Award will remain exercisable for a period of 90 days following such termination or until the expiration of the stated term of such Replacement Award, whichever period is shorter.

(b)	For purposes of this Agreement, a “Replacement Award” means an award (i) of the same type (i.e., stock options) as the Replaced Award, (ii) that has a value at least equal to the value of the Replaced Award, (iii) that relates to publicly traded equity securities of the Successor in the Change in Control (or another entity that is affiliated with the Successor following the Change in Control), (iv) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (v) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change in control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code, if applicable. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this Section 2(b) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(c)	For purposes of this Agreement, “Cause” has the meaning set forth in the Participant’s employment, change in control, or severance agreement, as applicable (in that order), or otherwise means: (i) the Participant’s gross negligence or serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is or may be injurious to the Successor; or (ii) the Participant being convicted of, or entering a plea of nolo contendere to, any crime that constitutes a felony or involves moral turpitude; or (iii) the Participant’s breach of a written agreement between the Participant and the Successor; or (iv) the Participant’s willful and continued failure to perform the Participant’s duties on behalf of the Successor; or (v) the Participant’s material breach of a written policy of the Successor.

(d)

For purposes of this Agreement, “Good Reason” means: (i) a material change in the geographic location at which the Participant must perform the Participant’s services (which shall in no event include a relocation of the Participant’s current principal place of business to a location less than 50 miles away) from the geographic location immediately prior to the Change of Control; (ii) a material diminution in the Participant’s base compensation from the level immediately prior to the Change of Control; or (iii) a material diminution in the Participant’s authority, duties, or responsibilities from the level immediately prior to the Change of Control; provided, however, that no termination shall be deemed to be for Good Reason unless (x) the Participant provides the Successor with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety (90) days after the initial existence of the occurrence of such facts or circumstances, (y) the Successor has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (z) the effective date of the termination for Good Reason occurs no later than one hundred fifty (150) days after the initial existence of the facts or circumstances constituting Good Reason.

Section 7. Exercisability and Forfeiture Upon Other Terminations of Employment. If the Participant ceases to be employed by the Company or any Subsidiary for any reason other than those described in Sections 2, 3, 4 and 6 above, to the extent that the Option has not previously been forfeited, the Option will cease vesting, but the Participant may exercise the Option (to the same extent the Participant was entitled to exercise the Option immediately prior to such termination of employment) for a period of 90 days following the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter.

Section 8. Term of the Option. Notwithstanding any other provisions of this Agreement, the Option will not be exercisable after         , 20    , which date is one day immediately prior to the tenth annual anniversary of the Date of Grant.

Section 9. Forfeiture upon Termination due to Violation of the Code of Conduct and Ethics. Notwithstanding any other provisions of this Agreement, if the Participant’s employment with the Company or any Subsidiary is terminated on account of a violation of the Company’s Code of Conduct and Ethics, the Option will be forfeited upon such termination to the full extent not previously exercised at the time of such termination. In addition, the Participant acknowledges and agrees that the terms and conditions set forth in any clawback or recoupment policy adopted by the Board and in effect from time to time apply to the Option. To the extent such policy is applicable to the Participant, it creates additional rights for the Company with respect to the Option.

Section 10. Transferability. Subject to Section 15 of the Plan, the Option is not transferable by the Participant other than by will, by the laws of descent and distribution, or in accordance with a domestic relations order or comparable order that is issued and is applicable to the Participant, and the Option is exercisable, during the lifetime of the Participant, only by the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the Option or any related rights to the Option that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall immediately become null and void.

Section 11. Prevented Exercise. Subject in all cases to the expiration of the stated term of the Option, if the Participant’s exercise of this option is prevented under the terms of subsections (a), (b) or (c) of Section 15 and the Option terminates prior to the stated term of the Option pursuant to Section 4 or 5, then the Participant may, notwithstanding the provisions of Section 4 or 5, exercise the Option – to the extent it would have been exercisable immediately prior to its termination but for the operation of Section 15 – at any time within 30 days after such Participant is notified by the Company that such exercise is no longer prevented under Section 15.

Section 12. Adjustments. The Committee shall make or provide for such adjustments in the number of shares of Common Stock covered by the Option, in the Option Exercise Price, and in the kind of shares covered by the Option as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Participant that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, shall provide in substitution for the Option such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitably required in the circumstances and may require in connection therewith the surrender of the Option in a manner that complies with Section 409A of the Code. In addition, if the Option Exercise Price is greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel the Option without any payment to the Participant. Notwithstanding anything to the contrary contained in this Agreement, the Participant will not be entitled to purchase a fraction of a share under the Option.

Section 13. Manner of Exercise. Subject to the terms and conditions of this Agreement, the Option shall be exercised in whole or in part by delivering to the Company at its principal place of business a written notice, signed by the person entitled to exercise the Option, of the election to exercise the Option and stating the number of shares to be purchased. Such notice shall, as an essential part, be accompanied by the payment of the full Option Exercise Price of the shares then to be purchased, except as provided below. To the extent permitted by applicable law, payment of the full Option Exercise Price shall be made, at the election of the Participant, in (a) cash or by check acceptable to the Company or by wire transfer of immediately available funds, (b) by the actual or constructive transfer to the Company of Common Stock owned by the Participant having a value at the time of exercise equal to the full Option Exercise Price, (c) the Company’s withholding of Common Stock otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement, (d) by a combination of such methods of payment, or (e) by such other methods as may be approved by the Committee. To the extent permitted by applicable law, the Participant may elect to pay the Option Exercise Price upon the exercise of the Option by authorizing a third party to sell all the shares (or a sufficient portion of the shares) acquired upon the exercise of the Option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire Option Exercise Price and any tax withholding resulting from such exercise. The Participant agrees that as holder of this option, the Participant shall have no rights as a stockholder or otherwise in respect of any of the shares underlying the Option until the Option is effectively exercised as provided in this Agreement.

Subject to Section 16 of the Plan, to the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Participant or other person under the Option, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If the Participant fails to make arrangements for the payment of such tax, then, unless otherwise determined by the Committee, the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld from the Option exercise. Notwithstanding the foregoing, the Participant may elect, unless otherwise determined by the Committee, to satisfy the obligation, in whole or in part, by having withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld, or by delivering to the Company other shares of Common Stock held by the Participant. The shares used for tax withholding will be valued at an amount equal to the market value of such Common Stock on the date the benefit is to be included in Participant’s income. In no event will the market value of the Common Stock to be withheld and delivered pursuant to this Section 13 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld.

Section 14. No Dividend Equivalents. The Participant shall not be entitled to dividend equivalents with respect to the Option or the shares underlying the Option.

Section 15. Compliance with Laws. This option shall not be exercisable if such exercise would violate:

(a)	Any applicable state or non-U.S. securities law;

(b)	Any applicable registration or other requirements under the Securities Act of 1933, as amended (the “Act”), the Exchange Act, or applicable listing requirements of any stock exchange; or

(c)	Any applicable legal requirement of any other governmental authority.

The Company agrees to make reasonable efforts to comply with the foregoing laws and requirements so as to permit the exercise of the Option. Furthermore, if a registration statement with respect to the shares to be issued upon the exercise of the Option is not in effect or if counsel for the Company deems it necessary or desirable in order to avoid possible violation of the Act, the Company may require, as a condition to its issuance and delivery of certificates for, or providing for book entry of, the shares, the delivery to the Company of a commitment in writing by the person exercising the Option that at the time of such exercise it is such person’s intention to acquire such shares for such person’s own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 under the Act; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the Act, and any other applicable rules and regulations under the Act. The Company may place on the certificates evidencing such shares, or in book entry for such shares, an appropriate legend reflecting such commitment and the Company may refuse to permit transfer of such certificates or the shares until it has been furnished evidence satisfactory to it that no violation of the Act or the rules and regulations under the Act would be involved in such transfer.

Section 16. Relationship to the Plan. This Agreement is subject to the terms of the Plan and any related administrative policies or procedures adopted by the Company. If there is any inconsistency between this Agreement and the Plan or any such administrative policies or procedures, the Plan and the policies or procedures, in that order, shall govern. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company or any Subsidiary.

Section 17. Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Section 18. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Participant under this Agreement without the Participant’s consent (provided, however, that the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code). No amendment, modification, waiver or release of or under this Agreement will be effective unless evidenced by an instrument in writing signed by each of the Company and the Participant.

Section 19. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

Section 20. Binding Effect. Subject to the provisions of the Plan, this Agreement shall inure to the benefit of and be binding upon the Participant and the Company and their respective heirs, legal representatives, successors and assigns.

Section 21. Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Section 22. Nature of Grant. The Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Option Rights or benefits in lieu of Option Rights, even if Option Rights have been granted repeatedly in the past; (c) all decisions with respect to future Option Rights grants, if any, will be at the sole discretion of the Company; (d) participation in the Plan is voluntary; (e) the Option is not a part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty; and (g) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option including (without limitation) any claim or entitlement resulting from termination of the Participant’s employment with the Company or a Subsidiary or affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

Section 23. Data Privacy. The Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data by and among, as applicable, the Company and its Subsidiaries and affiliates, namely OM Group, Inc. (located in the United States of America), and the entities listed on Annex A (located in the countries designated on Annex A) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant hereby understands that the Company and its Subsidiaries and affiliates hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant: the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all Option Rights or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Participant hereby understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including the entities listed on Annex B (located in the countries designated on Annex B) that these recipients may be located in the Participant’s country or elsewhere (including countries outside of the European Economic Area such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant hereby understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired upon exercise of the Option. The Participant hereby understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan and in accordance with local law. The

Participant hereby understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant hereby understands, however, that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant hereby understands that the Participant may contact the Participant’s local human resources representative.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARTICIPANT		OM GROUP, INC.

By:		By:
	[NAME]		[NAME]

		Title:	[TITLE]

Annex A

Annex B